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of the Securities Exchange Act of 1934

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Stratus Properties Inc.

(Name of Registrant as Specified in Its Charter)

Oasis Management Company Ltd.

Seth Fischer

Ella Benson

Eugenio De La Garza Diaz

Laurier L. Dotter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 6, 2021, representatives of Oasis Management Company Ltd. (“Oasis”) gave a presentation to representatives of Institutional Shareholder Services Inc. regarding Stratus Properties Inc. (the “ISS Presentation”). A copy of the ISS Presentation is filed herewith as Exhibit 1.

Exhibit 1

STRATUS

A BETTER STRATUS

Investor Presentation
May 6, 2021



OASIS

Legal Disclaimer

I. The information and opinions in this document are provided by Oasis Management Company Ltd. ("Oasis") for informational purposes only and should not be construed as financial, legal, tax, investment, accounting, audit, or any other type of professional advice. Oasis is not and should not be regarded or deemed in any way whatsoever to be (i) soliciting or requesting other shareholders of Stratus Properties Inc. ("Stratus" or the "Company") to exercise their shareholders' rights (including, but not limited to, voting rights) jointly or together with Oasis, (ii) making an offer, a solicitation of an offer, or (iii) any advice, invitation or inducement to enter into or conclude any transaction or take or refrain from taking any course of action (whether on the terms shown therein or otherwise).

II. This document may contain forward-looking statements which can be identified by the fact they they do not relate strictly to historical or current facts and include, without limitation, words such as "may", "will", "expects", "believes", "anticipates", "plans", "estimates", "projects," "targets," "forecasts", "seeks", "could" or the negative of such terms or other variations of such terms or comparable terminology. Similarly, statements that describe Oasis's objectives, plans or goals are forward-looking. Any forward-looking statements are based on Oasis's current intent, belief, expectations, estimates and projections. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

III. The information and opinions in this document are expressed as of the date presented and may be changed or updated without notice. The information and opinions contained in this document are derived from publicly available information deemed by Oasis to be reliable. While Oasis believes that reasonable efforts have been made to ensure the accuracy of the information and opinions in this document, Oasis makes no representation or warranty, expressed or implied, as to the accuracy, completeness, or reliability of such information or opinions. Any reliance placed on the information or opinions in this document is at the reader's own risk and Oasis makes no representation or warranty, expressed or implied, about the fitness or suitability for any particular purpose of such information or opinions. Oasis expressly disclaims any responsibility or liability for any loss howsoever arising from any use of or reliance on any of the information contained in this document as a whole or in part by any person, or otherwise howsoever arising in connection with the same. Oasis is not under any obligation to provide any updated or additional information or to correct any inaccuracies in the information contained herein.

IV. Oasis may have trademarks, copyrights, or other intellectual property rights in the information contained in this document. "Oasis" and the Oasis logo are trademarks of Oasis Management Company Ltd. All other company names, products, and logos are trademarks of their respective owners. The furnishing of this document does not confer any license to use of the trademarks, copyrights, or other intellectual property rights included in or related to this document. All registered or unregistered service marks, trademarks and trade names referred to herein are the property of their respective owners, and Oasis' use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names or the goods and services sold or offered by such owners.

V. These materials exclusively represent the opinions, interpretations, and estimates of Oasis. Oasis is expressing those opinions solely in its capacity as an investment advisor to the funds under its management.

OASIS

I. Stratus Overview

Stratus Overview

Stratus is a real estate developer and operator whose portfolio is comprised of commercial, residential, hospitality and land assets located primarily in Austin, Texas.

Company Overview

- Stratus was formed in 1992 as a spin-off from Freeport-McMoran to hold, operate and develop its domestic real estate and oil and gas properties. Stratus sold off its oil and gas properties in the 90's and has since focused on real estate development and operations.
- Stratus' current business is comprised of three main segments:
  - Leasing: involves multi-family and retail properties (most of which are grocery-anchored by HEB) that were developed by Stratus.
  - Development: a portfolio of ~1,700 acres of commercial, multi-family and single-family residential projects under development or undeveloped land for future use.
  - Block 21: wholly-owned mixed-use development which contains the W Hotel and two entertainment venues located in downtown, Austin.

Estimated Pre-Tax NAV / Share[1]



Pre-tax NAV / Share
60
50
40
30
20
10
0
$45.02
$43.09
$45.23
$53.09
$47.21
2016
2017
2018
2019
2020

OASIS

(1) Based on 12/31 year-end as provided by Stratus
Source: Public filings

Oasis' Involvement With Stratus

Oasis has tried to work constructively with Stratus to maximize value for all shareholders. However, Stratus' entrenched management and board have made it difficult to implement meaningful change.

- Oasis has been a shareholder of Stratus properties since August 2016 and currently owns 13.66% of the stock, making us one Stratus' largest shareholders. Our US Office is based in Austin, and we have witnessed firsthand the incredible growth that this city has experienced. As we were in 2016, we remain optimistic about Austin's growth prospects and believe that Stratus' stock is the best way to participate in this trend in the public markets. We think that the Company has an attractive portfolio of assets that are significantly undervalued by the market due to mismanagement and poor corporate governance. We are here to make a better Stratus for all shareholders.
- At the time of our investment, Stratus had recently announced a five-year plan to develop and sell assets and return cash to shareholders. To help the Company maximize shareholder value, and hold management accountable for executing their plan, we entered into an agreement with Stratus pursuant to which Ella Benson, ("Ms. Benson") an employee of an Oasis advisory affiliate, was appointed to Stratus' Board of Directors and the Company's Compensation Committee on January 11, 2017.
    - Under the agreement, we were required to vote in accordance with the Board's recommendations as set forth in the annual proxy statements. While this was an impediment on our freedom to vote against certain proposals or resolutions, we believed that through constructive engagement, we could improve Stratus' performance without being hostile.
- Since Ms. Benson joined the Board, Oasis has successfully advocated for eliminating Stratus' poison pill, urged for the payout of a special dividend, initiated quarterly investor conference calls and urged for a better way to align executive compensation with performance which, at least in theory, was accomplished through the initiation of the Profit Participation Incentive Plan.
- That being said, many of Oasis' suggestions were ignored and we witnessed firsthand the consequences of Stratus' poor and preclusive form of corporate governance. However, we believed that if Stratus just delivered on its promise to sell assets and return cash, shareholders could realize the value that has eluded them for so long.
- Starting in 2019, however, we have had serious disagreements and experienced growing disappointment with Stratus' strategic direction and the total lack of progress that had been made on the execution of the five-year plan. We voiced concerns about the lack of progress on the plan as well as the need for a more inclusive board of directors, one that would be both independent and responsive to shareholder concerns as expressed in a formal letter to Mr. Armstrong. (Oasis letter to Mr. Armstrong).
- Following this letter, Stratus chose to sideline Ms. Benson from Board discussions dealing with the very issues she brought up on the view that she had a conflict of interest due to her association with Oasis – Stratus' largest shareholder. This response further contributed to Ms. Benson's resignation from the Board effective September 18, 2020.

Stratus Has Relied on a Trite Activist Defense Playbook

In the past, Stratus has responded to activist pressure by relying on the same defenses and insisting that its own strategy was superior to that of activists for creating shareholder value. Do not be fooled.

Anti-Activist Playbook Checklist

- ❑ Put in / amend poison pill
- ❑ Claim that activist is advocating for a fire sale of assets
- ❑ Claim that activist's motivations differ from other shareholders
- ❑ Claim that activist's proposals will derail Stratus' supposedly superior strategy
- ❑ Discredit activist's Director nominees

Carl Berg 2015 - 2016

- ✓ *"... on May 28, 2015, Stratus entered into, Amendment No. 1 to its Amended and Restated Rights Agreement..."* - 8-K 5/29/2015
- ✓ *"Mr. Berg advocates a prompt sale of all of substantially all of the Company's assets. We believe that **a fire sale** is not in the best interests of all stockholders."* -8-K 4/15/2016
- ✓ *"The proxy contest before you is... a self-serving campaign by Mr. Berg, who is willing to forego substantial future value in order to exit now."* - DEFA14A 4/27/2016
- ✓ *"Mr. Berg's fire sale strategy would completely derail the progress the Company has made in implementing your Board's previously announced five-year plan."* - DEFA14A 4/27/2016
- ✓ *"Mr. Berg's plan is to to replace Mr. Armstrong and Mr. Porter with two, hand-picked nominees... [who] have little or no experience as directors of public companies or with the development of real estate in Austin."* - 8-K 4/15/2016

Oasis 2020-2021

- ✓ *"On September 22, 2020, the board of directors adopted a stockholder rights agreement and declared a dividend of one right for each outstanding share of Company common stock..."* -8-A 9/23/2020
- ✓ *"Stratus has successfully executed its plan to acquire, develop, lease and monetize properties. Oasis is advocating for a fire sale."* -8-K 10/7/2020
- ✓ *"Here's what Oasis is not telling you: Oasis opposed the REIT conversion because it is in fact a Hong-Kong based investment manager."* -8-K 10/7/2020
- ✓ *"In contrast to Oasis, the Board is committed to optimizing value for our long-term shareholders."* -8-K 10/7/2020
- ✓ *"Unfortunately, the fact is that Ms. Benson is not a good fit for the Stratus Board."* - Stratus' Shareholder Letter 4/12/2021

OASIS

Source: Public filings

Stratus' Promises to Create Shareholder Value Have Not Materialized

Stratus' stock price is flat to 2005.

"The Board has decided not to continue to explore the possible sale of the Company at this time. We believe there are significant opportunities for our Company going forward. Accordingly, we are **continuing to evaluate other alternatives to maximize shareholder value.** We are enthusiastic about the opportunities we see in the real estate market in the Austin, Texas area.."
-Beau Armstrong, Stratus 8K 8/9/2007

"**Our business strategy is to create value for shareholders** by methodically developing high-quality residential and commercial projects using our existing assets and selectively pursuing new development opportunities.."
-Stratus 2013 10K

"We believe that now is an appropriate time to evaluate our strategic options to **provide further value for our stockholders.**"
-Beau Armstrong, Stratus Press Release 4/8/2016

"We look forward to enhancing the value of these properties **and creating value for shareholders,**"
-Beau Armstrong, Stratus Press Release 8/9/2017

"As we add value and complete these projects for potential future sales, **we expect to generate significant cash flows and returns for our shareholders.**"
-Beau Armstrong, Stratus Q42017 Earnings Call 03/16/2018

"...our goal as a diversified real estate company in the fast-growing Texas markets is to follow a development process that **creates value for our stockholders.**"
-Beau Armstrong, Stratus Q32017 Earnings Call 11/12/2019

"As a diversified real estate company, our long-term strategy is to acquire, develop and monetize properties in certain fast-growing Texas markets with the **ultimate goal of creating value for our stockholders.**"
-Beau Armstrong, Stratus Q42019 Earnings Call 03/16/2020



$40
$30
$20
$10
$0
10/6/2005
10/6/2006
10/6/2007
10/6/2008
10/6/2009
10/6/2010
10/6/2011
10/6/2012
10/6/2013
10/6/2014
10/6/2015
10/6/2016
10/6/2017
10/6/2018
10/6/2019

OASIS

Note: Stock chart through 10/5/2020 close prior to Oasis' letter to Stratus shareholders
Source: Bloomberg, Public filings

Stratus' Operating Performance Has Lagged

Despite Stratus' prime real estate holdings, the Company's AFFO have been consistently negative.



Adjusted Funds from Operations
AFFO (in $ 000's)
0
-10,000
-20,000
-30,000
-40,000
-50,000
-60,000
-70,000
2015
2016
2017
2018
2019
2020

OASIS

Note: Adjusted funds from operations measured as net income plus depreciation less gains on property sales less capex
Source: Public filings

Stratus Has Underperformed Peers on All Relevant Metrics

Stratus' TSR and ROIC have consistently been below that of its peers, including in pre-COVID periods.

Stratus' Total Return Has Underperformed



30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
9%
6%
-28%
10/5/2017
4/5/2018
10/5/2018
4/5/2019
10/5/2019
4/5/2020
10/5/2020
Stratus
Russell 2000 Index
MSCI US REIT Index

Stratus' ROIC is Consistently Below Peers



7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
(1.0%)
(2.0%)
(3.0%)
FY 2015
FY 2016
FY 2017
FY 2018
FY 2019
FY 2020
Stratus
Average of Proxy Listed Peers

OASIS

Note: Total return based on dividends reinvested. TSR through 10/5/2020 close prior to Oasis' letter to Stratus shareholders
Source: Bloomberg, Capital IQ, Public filings

Stratus Has Underperformed Peers on All Relevant Metrics cont'd

Quarterly alcohol sales comps at Stratus' W Hotel have underperformed peers pre-COVID.



Q1 Total Receipts
($ in mm)
-32%
16%
-7%
-2%
NA
8%
W Hotel
JW Marriott
Four Seasons
Driskell
Fairmont
Van Zandt
Q12015 Q12016 Q12017 Q12018 Q12019



Q2 Total Receipts
($ in mm)
-9%
48%
18%
-11%
21%
8%
W Hotel
JW Marriott
Four Seasons
Driskell
Fairmont
Van Zandt
Q22015 Q22016 Q22017 Q22018 Q22019



Q3 Total Receipts
($ in mm)
-1%
24%
-2%
10%
9%
20%
W Hotel
JW Marriott
Four Seasons
Driskell
Fairmont
Van Zandt
Q32015 Q32016 Q32017 Q32018 Q32019



Q4 Total Receipts
($ in mm)
-13%
47%
17%
0%
-3%
22%
W Hotel
JW Marriott
Four Seasons
Driskell
Fairmont
Van Zandt
Q42015 Q42016 Q42017 Q42018 Q42019

OASIS

Note: Total receipts equivalent to liquor, wine, beer and cover charged by hotels. Data from hotels that opened mid-quarter were excluded
Source: data.texas.gov

Stratus' Underperformance is in Stark Contrast to the Numerous Tailwinds in the Austin Market

Since 2005, Austin' s real estate market has appreciated on average over 100% across a variety of asset classes.



Multifamily
Sales Price / Unit
Sales Price / Unit ($)
$200,000
$180,000
$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
+89%
2005
2020
Retail
Sales Price / Square Foot
Sales Price / Square Foot ($)
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
+124%
2005
2020
Office
Sales Price / Square Foot
Sales Price / Square Foot ($)
$400
$350
$300
$250
$200
$150
$100
$50
$0
+106%
2005
2020

OASIS

Source: REIS transaction data

Stratus' Underperformance is in Stark Contrast to the Numerous Tailwinds in the Austin Market cont'd

Austin's population has grown significantly, and median home prices have nearly doubled and are expected to keep growing.



Austin Population
Population
1,000,000
950,000
900,000
850,000
800,000
750,000
700,000
2005 2007 2009 2011 2013 2015 2017 2019



Austin Round-Rock MSA Median Home Price
Median Home Price ($)
350,000
330,000
310,000
290,000
270,000
250,000
230,000
210,000
190,000
170,000
150,000
2005 2010 2015 2020

Source: US Census Bureau, Real Estate Center at Texas A&M University

Stratus' Underperformance is in Stark Contrast to the Numerous Tailwinds in the Austin Market cont'd

Leading companies have been establishing and / or expanding their presence in the Austin market.

BAE SYSTEMS

"BAE Systems, one of the world's leading aerospace and defense technology companies, is expanding its operations in Austin, Texas, with a new major campus development in Parmer Austin Business Park. The site will be able to house more than 1,400 employees and is a strategic investment in the company's facilities and workforce."
-BAE Systems 8/11/2020

TESLA

"The new Gigafactory, set to be located in eastern Travis County, will be one of the world's largest and most advanced automotive plants and will bring an estimated $1 billion in capital investment to the region. Tesla is expected to generate 5,000 direct jobs across the employment spectrum, from entry-level roles to skilled labor and management."
-Austin Chamber of Commerce 7/22/2020

amazon

"Amazon today announced an expansion of its Austin Tech Hub and plans to create 800 new tech jobs in fields including software and hardware engineering, research science, and cloud computing.. In the last four years, we have created more than a 1,000 jobs in Austin," said Terry Leeper, General Manager of Amazon's Austin Tech Hub. "With a strong pool of technical talent in Austin and a dynamic quality of life, we are excited to continue to expand and create more opportunity in this vibrant city."
-Amazon 3/28/2019

"Apple today announced a major expansion of its operations in Austin, including an investment of $1 billion to build a new campus in North Austin.. "Apple is proud to bring new investment, jobs and opportunity to cities across the United States and to significantly deepen our quarter-century partnership with the city and people of Austin," said Tim Cook, Apple's CEO."
-Apple 12/13/2018

Source: Austin Chamber of Commerce, Businesswire, Amazon, Apple

Stratus' Underperformance is in Stark Contrast to the Numerous Tailwinds in the Austin Market cont'd

Austin's office and retail rental rates have continued to grow, and the market has remained firm through Q4 2020 even despite COVID.



Office Rent and Vacancy
16.0%
15.0%
14.0%
13.0%
12.0%
11.0%
10.0%
9.0%
8.0%
7.0%
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
2005 Q1
2007 Q1
2009 Q1
2011 Q1
2013 Q1
2015 Q1
2017 Q1
2019 Q1
Vacancy %
Rent / Square Foot



Retail Rent and Vacancy
7.5%
7.0%
6.5%
6.0%
5.5%
5.0%
4.5%
4.0%
3.5%
3.0%
$23.00
$22.00
$21.00
$20.00
$19.00
$18.00
$17.00
$16.00
$15.00
2006 Q1
2008 Q1
2010 Q1
2012 Q1
2014 Q1
2016 Q1
2018 Q1
2020 Q1
Vacancy %
Rent / Square Foot

OASIS

Source: Austin Chamber of Commerce, CoStar Group through 4Q2020

Why Has Stratus Underperformed?

Ineffective Strategy Execution

- Failure to adhere to five-year plan to develop and sell real estate and return cash to shareholders
- Insufficient asset churn
- Poor cost controls
- REIT conversion not conducive to Stratus' business model

Poor Corporate Governance

- Legacy Board of Directors lacks diversity and independence
- Board and Committee structure promotes a culture of suppression of opposing views
- Board Chair and CEO roles have not been separated
- Poison pill implementation
- Weak alignment between executive compensation and performance

II. Business Strategy



Stratus Has Failed to Execute on its Five-Year Plan

In an April 20, 2015 presentation to shareholders, Stratus committed to a five-year plan that would seek to monetize a large portion of its assets and return cash to shareholders.

Excerpts from Stratus' April 20, 2015 Presentation Outlining its Five-Year Plan:

Company Overview

- Stratus Properties Inc. (NASDAQ: STRS; "Stratus") is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin area, but including projects in certain other select markets in Texas.
- Historically, Stratus' long-term land assets were burdened by complex and contentious entitlement and utility issues, which have now been resolved.
- Through a combination of development and land sales, Stratus plans to monetize a large portion of its assets on an orderly basis over the next five years and return cash to its shareholders.
- Stratus does not intend to pursue new large land acquisitions requiring long-term investment horizons.
- New investments will be complementary to existing investment programs, such as grocery-anchored mixed-use projects and multi-family projects, which can be developed and sold over the next five years.
- Stratus benefits from macro-economic factors in Texas and, more specifically, the strong growth and robust economy in Austin.

STRATUS®

Plan to Return Cash to Shareholders

Our board of directors has approved a five-year plan to create value for stockholders by methodically developing certain existing assets and actively marketing other assets for possible sale at appropriate values. Under the plan, any future new projects will be complementary to existing operations and will be projected to be developed and sold within a five-year time frame. Our development plans require significant additional capital, and may be pursued through joint ventures or other means. In addition, our strategy is subject to continued review by our board and may change as a result of market conditions or other factors deemed relevant by our board.

Summary of Properties to be Developed and Sold or Sold Undeveloped Pursuant to 5-Year Plan (Excludes Existing Developed Properties) (1)

	Develop and Sell	Sell Undeveloped
Single-family Lots	156	0
Multi-family Units	1,535	811
Commercial Square Feet	1,227,960	2,220,000

- Proceed with mixed-use development opportunities Stratus is currently pursuing: Barton Creek Section N (Tecoma), Lantana, Oaks at Lakeway, and Magnolia TX (Houston) HEB
- Finalize entitlements and develop Barton Creek residential sections K, L and O
- Continue to permit and build multi-family units within Barton Creek Section N (Tecoma) to meet market demand
- Pursue additional HEB grocery-anchored development opportunities
- Market office land to end users or property investors
- Return cash to shareholders

STRATUS®

(1) The existing developed properties excluded from this table are Barton Creek: Amarra single-family; Circle C: Meridian; Barton Creek Village; Block 21; Circle C: Parkside Village and Circle C: 5700 Slaughter (Tract 106). This table includes 50,000 commercial square feet from West Killeen Market which has not yet been purchased.

OASIS

Source: Stratus 4/20/2015 Shareholder Presentation

Stratus Has Failed to Execute on its Five-Year Plan cont'd

Stratus has not met a single objective that it laid out to investors in its five-year plan.

Objective	Result	% of Goal Achieved
"Monetize a large portion of its assets on an orderly basis over the next five years and return cash to shareholders."	An insignificant portion of Stratus' assets were monetized. The only cash shareholders received was $1/ share in the form of a special dividend after the sale of The Oaks at Lakeway.	N/A FAIL
"New investments will be complementary to existing investment programs, such as grocery-anchored mixed-use projects, which can be developed and sold over the next five years."	None of the new investments that Stratus took on during this five-year time frame have been sold. The Oaks at Lakeway was already under construction at plan inception so is not considered a new investment.	N/A FAIL
Single-family: Develop and sell 156 lots	0 lots included in the five-year plan were sold.	0% FAIL
Multi-family: Develop and sell 1,535 units Sell 811 undeveloped units	7 units included in the five-year plan were sold.	0.2% FAIL
Commercial: Develop and sell 1.2 mm square feet Sell 2.2mm undeveloped square feet	359,000 square feet of commercial space included in the plan were sold.	11% FAIL

OASIS

Note: Analysis above excludes sale of the Saint Mary announced in 2021 after the expiration of the five-year plan
Source: Stratus 4/20/2015 Shareholder Presentation, Public filings

While Management and LPs Will Directly Benefit from Stratus' Sale of the Saint Mary, Shareholders Have Seen Little Gains

Contrary to the Company's claims, Stratus' sale of The Saint Mary in January 2021 has not created value for shareholders and exemplifies how Stratus puts the interests of Management and related parties ahead of shareholders.

Status' Claims:

"... The sale of The Saint Mary **is another example of the substantial value we create for our shareholders** with our proven approach to developing and owning well-located properties in strong Texas markets."
- Stratus 8K 1/12/2021

"... The sale generated an **IRR to Stratus of approximately 62% calculated based on the company's carrying value of the property contributed to the project, resulting in an equity multiple of 3.55x. The sale price reflects a 28% premium** to the gross value for The Saint Mary used in the calculation of Stratus' estimated net asset value as of December 31, 2019 as shown in Stratus' Investor Presentation dated March 25, 2020 available on Stratus' website."
- Stratus 8K 1/12/2021

Reality:

- Any shareholder value that resulted from the sale of the Saint Mary has, by our assessment, been trivial:
  - Stratus' stock price moved ~6% on the day following the announcement.
  - By the end of the week, Stratus' stock price was only up 2%.
  - Stratus has no plans to return the sale proceeds to shareholders, saying that they plan to reinvest proceeds into the Company's pipeline.
- In contrast to shareholders, Stratus management stands to directly benefit from the sale of the Saint Mary due to their participation interest in the project.
  - Beau Armstrong personally stands to receive 9% of the profit from the Saint Mary based on 36% participation in a profit pool comprised of 25% of the profits as defined in Stratus' proxy statement.
- Limited Partners of The Saint Mary, L.P , which include LCHM Holdings, are also due to receive a substantial return from the Saint Mary sale as detailed in Stratus' 8-K dated 6/22/2018.

As a Result of Stratus' Failure to Develop and Sell Real Estate, It's Stock Trades at a Large, Persistent Discount to NAV

Stratus' stock price has traded at an average discount to NAV of 44% over the last five years and currently trades at about a 60% discount. The best way to close this discount is to increase asset churn.

Stratus Discount to NAV



80%
70%
60%
50%
40%
30%
20%
10%
0%
Average: 44%
12/31/2014
12/31/2015
12/31/2016
12/31/2017
12/31/2018
12/31/2019

Seasoned Operators Rely on Asset Churn to Narrow NAV Discount

"... We believe that disposing of assets in the bottom portion of our portfolio where we can sell at or near the property level net asset value is the right strategy, especially when our stock is selling at a significant discount to our NAV..."
- Weingarten Realty Q32018 Earnings Call

"... We compounded the wins by redeploying these sales and settlement dollars into the purchase of shares in our company at a significant discount to net asset value, growing core FFO and NAV. Buying out shares at close to a 7% cap is a really compelling use of funds, especially when it comes from sales of land or inefficient properties..."
-Investors Real Estate Trust Q22019 Earnings Call



- UDR Investor Presentation, November 2020

OASIS

Note: Based on Stratus' year end NAV estimates disclosed in investor presentations. Discount through 10/5/2020

Stratus' COVID Cost Control Strategy Was Inadequate

In response to COVID, Oasis urged Stratus to aggressively reduce G&A and cited examples of what peers were doing to accomplish this. Stratus ignored these suggestions and increased costs instead.

Oasis Suggestions

- In response to COVID, Oasis urged Stratus to look at negotiating down costs with its various advisors (accountants, law firms, consultants).
  - Oasis provided examples of companies that had done this, citing news articles and anecdotes of companies receiving 15-20% discounts on fees.
  - Given the outsized affect that COVID had on the real estate and hospitality sector, and the long running relationships that Stratus has with many of its numerous advisors, this would have been a reasonable request for Stratus to make.
- Oasis urged Stratus to be conservative in its executive compensation decisions.
  - CEOs of other public real estate companies took salary cuts of up to 50% and executive teams deferred bonuses.

Stratus' Public Response

- Stratus increased its spend with advisors by engaging financial, tax, accounting and legal advisors to explore a REIT conversion.
- In Stratus' proxy, the Compensation Committee noted that COVID did not impact 2019 performance and only agreed to shift a portion of the annual bonus that would be paid in cash to RSUs.

OASIS

Source: Public filings

Stratus' Idea to Consider a REIT Conversion is, in Oasis' view, Nonsensical

Stratus' portfolio, financial performance and overall strategy are not conducive to a REIT structure.

Unsuitable Portfolio

Stratus	REIT
• Diversified across assets (single-family, multi-family, retail, hospitality, office)	✖ Diversified REITS are out of favor with investors and tend to trade at a larger discount to NAV than non-diversified peers ✖ Investors tend to classify REITS into one of four main buckets: multi-family, office, industrial and retail
• Concentrated in the Austin market	✖ Geographically concentrated REITs tend to underperform
• High proportion of development assets which leads to volatile, inconsistent cash flows	✖ REITs are characterized by stable, cash-producing assets. The lumpiness of cash flow associated with development assets is not well-viewed by investors

Unsuitable Performance

Stratus	REIT
• Highly levered • 12/31/2019 Net Debt / EBITDA[1] ratio: 16.37x	✖ REITs that are highly levered tend to underperform REITs with less debt in their capital structure ✖ 12/31/2019 MSCI US REIT Index Net Debt / EBITDA ratio: 5.94x
• Stratus' reported pre-tax income has been negative in 3 of the last 5 years, impairing the payment of a steady dividend • Years in which pre-tax income was positive resulted from gains on sale of assets. Such transactions would not occur in the first five years after REIT conversion	✖ REIT investors expect to receive a sustainable dividend and use dividend yield as one of the ways to evaluate REITS

Unsuitable Strategy

Stratus	REIT
• Stratus needs to sell assets to narrow its discount to NAV	✖ Within the first five years of REIT conversion, it is disadvantageous to dispose of assets with a low basis due to the potential for REIT shareholders to face double taxation
• Stratus plans to rely on joint-ventures and similar arrangements to help fund its development pipeline	✖ Joint ventures and preferred structures are disfavored by public REIT investors
• Large development pipeline and land bank that requires significant capital to develop	✖ Since REITs are required to pay out 90% of their taxable income to shareholders, they are left with minimal retained earnings with which to acquire and develop new properties

OASIS

Note: (1) Net Debt / EBITDA adds back Block 21, as Stratus failed to consummate this transaction
Source: Public filings, Bloomberg

III. A Better Stratus

Oasis' Plan to Improve Stratus' Performance

Develop and Execute Effective Strategy

1. Halt REIT exploration
2. Conduct a genuine, full portfolio review of all assets in all stages of the development process and determine NPV of selling vs. developing
3. Based on portfolio review, identify assets to be sold, sales timeline, and range of acceptable values and execute accordingly
4. Identify fixed dollar amount of cost cutting initiatives and timeline of when these costs will be eliminated

Improve Corporate Governance

1. Refresh the Board of Directors with qualified, truly independent directors who will act in the best interests of all shareholders
2. Develop new executive compensation plan that aligns pay with performance
3. Restructure board committees
4. Remove poison pill

Oasis' Plan for a Better Stratus – Develop and Execute Effective Strategy

Our strategic plan for Stratus is simple: close the NAV gap largely by executing on the plan that the Company laid out five years ago but failed to achieve.

1. Stratus should pause the REIT exploration.
2. Stratus needs to conduct a thorough review of every asset in its portfolio.
   - Stabilized assets should be slated for sale.
   - For assets in various stages of the development process, an NPV analysis should determine whether the assets should be developed then sold or sold immediately.
   - For assets that the Company determines should be developed then sold, a portion of management's compensation should be tied to meeting the associated NPV forecasts (and development timeline) to hold management accountable.
3. Based on the results of the portfolio review, an internal timeline of asset sales and range of acceptable values should be compiled.
   - This plan should also include an analysis of how these proceeds will be used. Although we favor a return of cash to shareholders, if the Company's balance sheet is overstretched, paying down debt may be more pressing.
   - A portion of management's compensation should be tied to meeting these goals to hold management accountable.
   - To be clear, contrary to Stratus' claims, WE ARE NOT ADVOCATING FOR A FIRE SALE. We simply want the company to execute on the strategy to sell assets, similar to what it announced in 2015 but did not execute.
4. A detailed analysis of expenses (both expensed and capitalized) should be completed to identify cost saving initiatives.
   - Management should commit to a dollar amount and timeline of when these costs will be reduced.
   - A portion of management's compensation should be tied to meeting these goals to hold management accountable.

Oasis' Plan for a Better Stratus – Improve Corporate Governance

To ensure effective strategy execution and accountability, Stratus needs a Board that prioritizes shareholder interests over CEO loyalty. Our nominees are diverse with real estate and public board experience.

Need for Better Oversight:

- Stratus' Legacy Board has overseen years of inaction at Stratus. Under the Legacy Board's watch, Mr. Armstrong failed to meet every single objective of the five-year plan he set out for the company while getting paid $8.7mm and touting Stratus' success.
- Stratus needs a Board that won't just promise shareholder value but will actually create it and will hold management accountable for doing the same.

Jaime De la Garza



- Extensive senior management experience in the real estate industry, including roles as President, CFO, and CEO of one of the largest developers and operators of industrial real estate properties in Mexico.
- Board experience on various public and private companies, including FIBRA Macquarie (FIBRAMQ:MM), a Mexican public REIT with approximately 35 million square feet of commercial real estate under management, since 2017.

Ella Benson



- Previous experience as a Board Director of Stratus Properties from 2017 until resignation on September 18, 2020. Served on the Compensation Committee and was the only female director on the Board.
- Extensive experience advising and investing in public companies that are undergoing strategic transitions, restructuring, and M&A.

Laurie Dotter



- Decades of experience in the real estate investment industry, including as Founding Partner of Corporate Properties Trust I, II, and III, large scale commercial real estate investment vehicles with combined capitalization exceeding $2bn.
- Board experience on various public and private companies, including Parkway Properties (formerly NYSE:PKY), a Houston-focused office REIT which was acquired by Canada Pension Plan Investment Board in 2017.

OASIS

IV. Appendix: Overview of Stratus' Major Assets

Appendix: Stratus Asset Overview

Stratus' portfolio is comprised of eleven major assets concentrated in the Austin area with some exposure to the greater Houston area as well.

Asset	Description	Area / Inventory
Amarra Drive	Community located near the Barton Creek golf course in Southwest Austin that contains developed lots, single family homes and townhomes	192 lots, homes and townhomes in various stages of development
Santal	Fully stabilized 448 unit garden-style multifamily development in the Barton Creek community in Southwest Austin	448 units
Section KLO	Residential development in the advanced planning and permitting stages located in the Barton Creek community in Southwest Austin	500 acres
Section N	Land that is being planned for a dense, mixed-use development located in the Barton Creek community in Southwest Austin	570 acres
Lantana Place	Partially developed mixed-use development located in Southwest Austin	35 acres
Magnolia Place	HEB anchored retail site with hotel, single-family and multi-family lots located in Magnolia (in the greater Houston area)	124 acres
West Killeen Market	HEB-shadow anchored retail center located in Killeen	21 acres
Jones Crossing	HEB-anchored mixed-use development located in College Station	72 acres
Kingwood Place	HEB-anchored mixed-use development located in Kingwood Place, 20 miles from Houston	54 acres
New Caney	HEB-anchored mixed-use development in a tax advantaged opportunity zone in New Caney	38 acres
Block 21	Mixed-use development that includes the W Austin Hotel, two live music venues, office and retail located in Downtown Austin	2 acres

Real Estate | Leasing | Block 21 | Leasing, uncompleted sections remain

OASIS

Note: See appendix for more detailed descriptions and maps of major assets
Source: Public filings

Important Information

Oasis Management Company Ltd., Seth Fischer, Ella Benson, Laurie L. Dotter and Jaime Eugenio De la Garza Diaz (collectively, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of **GOLD** proxy card to be used in connection with the solicitation of proxies from the shareholders of Stratus Properties Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying **GOLD** proxy card will be furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on Oasis' campaign website at https://www.abetterstratus.com/ and the SEC website at http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on April 14, 2021. This document will be available free of charge from the source indicated above.